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                                                                   EXHIBIT 10.9

                             ELASTIC NETWORKS INC.
                            ACCELERATED VESTING PLAN


     This Elastic Networks Inc. Accelerated Vesting Plan ("Plan") is hereby effective as of the _____ day of May, 2000, by Elastic Networks Inc., a Delaware corporation ("Company"), for the benefit of the eligible participants described herein.

                                  WITNESSETH:

     WHEREAS, the Participants (as defined below) are currently employed by or provide services to the Company (as defined below); and

     WHEREAS, the Company desires to establish the Plan to provide certain benefits to such Participants in the event of a Change in Control (as defined below).

     NOW, THEREFORE, the Company hereby establishes the Plan as set forth below.


1.   DEFINITIONS.

     For purposes of this Plan:

     (a) "Affiliate" shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

     (b) A "Change in Control" shall be deemed to take place on the occurrence of any of the following events after the adoption of the Plan:

          (1) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation;

          (2) any sale of all or substantially all of the assets of the Company; or

          (3)  the complete liquidation of the Company.

          Notwithstanding the foregoing, the election of any holder of any Purchaser (as defined in the Right of First Offer and Co-Sale Agreement, dated as of May 1999 and as amended from time to time, by and among the Company, Nortel Networks Inc. ("Nortel Networks") and the persons and entities listed on Exhibit A thereto (the "Right of First Offer Agreement")) to sell is Shares (as defined in the Right of First Offer Agreement) to Nortel Networks pursuant to Section 6 of the Right of First Offer Agreement, and the purchase of any such Shares by Nortel Networks, shall not be deemed to be a Change in Control.

     (c) "Participant" shall mean (i) a common-law employee (whether or not an officer) of the Company who is compensated on a salaried basis or (ii) a service provider

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          or independent contractor who provides services to the Company, and in either case whom the Board of Directors of the Company selects to participate in and be covered under the Plan.

2.   ACCELERATED VESTING OF OPTIONS.

     If and only if a Change in Control occurs, all outstanding stock options that the Company previously granted to the Participant before the Change in Control shall be exercisable (to the extent not previously exercisable), in whole or in part, with respect to an additional fifty percent (50%) of the shares of stock to which the outstanding stock options are not at that time exercisable as of the Change of Control and such stock options shall remain exercisable to such extent thereafter in accordance with the terms of such options and the applicable plans pursuant to which they were granted, notwithstanding any provisions in the stock options or plans to the contrary regarding the exercisability of such stock options.

3.   ADMINISTRATION OF THE PLAN.

     The Company shall interpret and administer the Plan. The Company shall establish rules for the administration of the Plan. The Company shall have the discretionary authority to construe the terms of the Plan and shall determine all questions arising in its administration, interpretation and application, including those concerning eligibility for benefits. All determinations of the Company shall be final and binding on all Participants and beneficiaries. The Company may appoint a committee or an agent or other representative to act on its behalf and may delegate to such committee or agent or representative any of its powers hereunder. Any action that such committee or agent or representative takes shall be considered to be the action of the Company, when the committee or agent or representative is acting within the scope of the authority that the Company delegated to it, and the Company shall be responsible for all such actions.

4.   APPLICABLE LAW.

     This Plan shall be construed and interpreted pursuant to the laws of the State of Delaware.

5.   NO EMPLOYMENT CONTRACT.

     Nothing contained in this Plan shall be construed to be an employment contract between a Participant and the Company.

6.   SEVERABILITY.

     In the event any provision of this Plan is held illegal or invalid, the remaining provisions of this Plan shall not be affected thereby.

7.   SUCCESSORS.

     The Plan shall be binding upon and inure to the benefit of the Company, the Participants and their respective heirs, representatives and successors.



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8.   AMENDMENT AND TERMINATION.

     The Company shall have the right to amend the Plan from time to time and may terminate the Plan at any time; provided that after a Change in Control occurs (i) no amendment may be made that diminishes any Participant's rights following such Change in Control and (ii) the Plan may not be terminated.

9.   NOTICE.

     Notices under this Plan shall be in writing and sent by registered mail, return receipt requested, to the following addresses or to such other address as the party being notified may have previously furnished to the other party by written notice:

     If to the Company:

             Elastic Networks Inc.
             6120 Windward Parkway
             Suite 100
             Alpharetta, Georgia  30005
             Attention: Mr. Kevin D. Elop

     If to a Participant:

             The address last indicated on the records of the Company.

10.  EXCISE TAXES.

     Despite any other provisions of this Plan to the contrary, if by reason of accelerated vesting under this Plan a Participant becomes subject to a tax liability under Code Section 4999, the Company may determine whether some amount of the accelerated vesting would meet the definition of a "Reduced Amount." If the Company determines that there is a Reduced Amount, the total payments to the Participant hereunder must be reduced to such Reduced Amount, but not below zero. If the Company determines that the payments must be reduced to the Reduced Amount, the Company must promptly notify the Participant of that determination, with a copy of the detailed calculations by the Company. All determinations of the Company under this Section 10 are binding upon the Participant. It is the intention of the Company and the Participant to reduce the payments under this Plan only if the aggregate Net After Tax Receipts to the Participant would thereby be increased. If as result of the uncertainty in the application of Code
Section 4999 at the time of the initial determination by the Company under this
Section 10, however, it is possible that amounts will have been paid under the Plan to or for the benefit of a Participant which should not have been so paid ("Overpayment") or that additional amounts which will not have been paid under the Plan to or for the benefit of a Participant could have been so paid ("Underpayment") - in each case, consistent with the calculation of the Reduced Amount. If the Company, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Company believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment must be treated for all purposes as a loan which the Participant must repay to the Company together with interest at the applicable federal rate under Code Section 7872(f)(2); provided, however, that no such loan may be deemed to have been made and no amount shall be payable by Participant to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Code Section 1, 3101 or 4999 or generate a refund of such taxes. If the



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Company, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, the Company must promptly notify the Participant of the amount of the Underpayment, which then shall be paid to the Participant. For purposes of this section, (i) "Net After Tax Receipt" means the Present Value of a payment under this Plan net of all taxes imposed on Participant with respect thereto under Code Sections 1, 3101 and 4999, determined by applying the highest marginal rate under Code section 1 which applied to the Participant's taxable income for the immediately preceding taxable year; (ii) "Present Value" means the value determined in accordance with Code Section 280G(d)(4); and (iii) "Reduced Amount" means the smallest aggregate amount of all payments under this Plan which (a) is less than the sum of all payments under this Plan and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate payments under this Plan were any other amount less than the sum of all payments to be made under this Plan.

11.  MISCELLANEOUS.

     (a) The failure of the Company to enforce any provisions of the Plan shall in no way be construed to be a waiver of those provisions, nor in any way effect the validity of the Plan or any part thereof, or the right of the Company thereafter to enforce such provision.

     (b) The benefits provided under this Plan are in addition to and not in lieu of any other similar benefits that the Company or any Affiliate may specify from time to time in any employee handbook or in any other agreement between the Participant and the Company. Additionally, the benefits that this Plan provides shall not be reduced or offset by any other payments or benefits that the Participant may receive from any other third party or other employer after the termination of the Participant's employment with the Company or any Affiliate.

     IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name by its duly authorized officer, all as of the day and year first above written.

                                        ELASTIC NETWORKS INC.


                                        By:
                                           -------------------------------
                                        Title:
                                              ----------------------------


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